Exhibit 10.1
Non-Employee Director Compensation

Component of Pay	Amount
Board Retainer	$100,000
Audit Committee Retainer	$10,000
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$10,000
Governance Committee Chair Retainer	$10,000
Policy Committee Chair Retainer	$5,000
Lead Director Retainer	$25,000
Amount deferred to Stock Units	$120,000